LightPath Technologies, Inc. Announces
Third Quarter Fiscal 2007 Financial Results

For Immediate Release

(May 15, 2007) ORLANDO, FL LightPath Technologies, Inc. (NASDAQ: LPTH), manufacturer and integrator of families of precision molded aspheric optics, precision molded infrared optics, GRADIUM® glass products, and high-performance fiber-optic collimators and isolators, today announced financial results for the third quarter of its 2007 fiscal year and the nine months ended March 31, 2007. Gross margin percentage in the third quarter of fiscal 2007 improved to 25%, compared to the third quarter of fiscal 2006 when gross margin percentage was 10%. For the first nine months of fiscal 2007 gross margin improved to 27% compared to 18% for the same period in the prior fiscal year. The primary reason for these improved gross margins is the increased production at the Company’s Shanghai manufacturing facility. The Shanghai facility contributed more than 70% of the production of molded optics in the third quarter of fiscal 2007. The Company is continuing to invest in equipment and facilities for that site which management believes will continue to achieve both cost reduction and new growth opportunities.

The Company is aggressively pursuing new opportunities in markets outside of the Communications market and is introducing new products in Defense and Industrial applications. For the third quarter of fiscal 2007 and the nine months ended March 31, 2007, sales decreased by 7% to $2.90 million and increased by 26% to $11.08 million, respectively, compared to the same periods in the prior year. In third quarter of fiscal 2007 order activity from customers in the Communications market slowed noticeably compared to the first and second quarters of fiscal 2007. This is due to communications customers delaying order ship dates or placing fewer new orders, a trend which may continue into the quarter ending June 30, 2007. Our Disclosure Backlog, (as defined in our Annual Report on Form 10-K for June 30, 2006), was $2.1 million at March 31, 2007 compared to $4.3 million at June 30, 2006. As discussed in last quarter’s press release, a majority of delinquent backlog was shipped during the first quarter of fiscal 2007.

Financial Quick Reference

(In millions, except for per share data)	Three Months Ended March 31,		Nine Months Ended March 31,
Unaudited	2007	2006	2007	2006
Total revenues	$2.90	$3.11	$11.08	$8.76
Total costs and expenses	$3.42	$4.23	$12.40	$11.30
Net loss	$(0.52)	$(1.12)	$(1.32)	$(2.54)
Net loss per basic and diluted share	$(0.12)	$(0.29)	$(0.29)	$(0.68)
Decrease in cash and cash equivalents	$(0.55)	$2.11	$(1.88)	$1.28

(In millions)	March 31, 2007	June 30, 2006
Cash and cash equivalents	$1.88	$3.76

Detailed comments about the third quarter of fiscal 2007: For the quarter ended March 31, 2007, the Company reported total revenues of $2.90 million compared to $3.11 million for the same quarter of the previous fiscal year, for a decrease of 7%. Net loss for the quarter was $0.52 million, or $0.12 per basic and diluted share. Our gross margin percentage in the third quarter of fiscal 2007 improved to 25%, compared to the same quarter of fiscal 2006 when it was 10%. While we are experiencing improved margins due primarily to lower material costs and better utilization of our Shanghai manufacturing plant, our efforts to improve margins remain a major focus. SG&A expenses decreased from $1.18 million in the third quarter of fiscal 2006 to $0.95 million in the third quarter of fiscal 2007, largely due to lower bad debt expense and lower commissions due to lower sales, legal fees and depreciation.  New Product Development expenses increased to $0.29 million in the third quarter of fiscal 2007 compared to the third quarter of fiscal 2006 when it was $0.26 million, a result of slightly higher personnel and new product materials costs.

Detailed comments about the first nine months of fiscal 2007: For the first nine months of fiscal 2007, ended March 31, 2007, the Company reported total revenues of $11.08 million compared to $8.76 million for the comparable period of the previous fiscal year, for an increase of 26%. Net loss for the first nine months of fiscal 2007 was $1.32 million, or $0.29 per basic and diluted share, an improvement of $1.22 million over the loss of $2.54 million in last fiscal year’s comparable period. Gross margin in the first nine months of fiscal 2007 increased $1.39 million, to 27%, up from 18% in the comparable prior period. While we have seen margin improvements over the past five years, due to higher sales volumes that have increased plant utilization rates, we still have the challenge of improving our process yields to further improve margins. SG&A expenses increased from $3.39 million in the first nine months of fiscal 2006 to $3.50 million in the first nine months of fiscal 2007 due to increases in commissions resulting from higher sales, as well as higher accounting fees due to the annual audit. New Product Development expenses increased from $0.76 million during the first nine months of fiscal 2006 to $0.83 million in the first nine months of fiscal 2007. This increase was due primarily to increased wages and relocation expenses.

SG&A Expense: The Company is reducing its SG&A expense and will reduce the number of personnel and expenses in this area. Also, the company’s executives and board members began taking a temporary reduction in compensation in April 2007 as part of this move towards better bottom line results.

Cash Status: The Company is continuing to invest in equipment and facilities for its Shanghai location which management believes will achieve both cost reductions and growth opportunities. For the quarter ended March 31, 2007, net cash declined by $0.55 million compared to an increase of $2.11 million in the comparable quarter of the prior year. The Company raised $3.6 million in a private placement in March 2006, some of which is being used for working capital needs and investments in new capital equipment. For the nine months ended March 31, 2007 net cash declined $1.88 million of which $0.7 million was used for capital equipment purchases, compared to the same period during fiscal 2006 where cash declined by $2.3 million of which $0.5 million was used for capital equipment. These capital equipment investments were made to improve production efficiencies resulting in an increase in our gross margin to 27% for the nine months ended March 31, 2007 from 18% for the same period in the prior fiscal year.

Comments: Ken Brizel, President and CEO of LightPath, stated, “As we stated in our preliminary release, our shipments decreased by 7% this quarter over last fiscal year, primarily due to the Communications market short fall. While the communications orders slowed during this quarter, which reduced disclosure backlog from the prior quarter, we continue to grow other new market opportunities. We believe that revenues from the Communications market will continue to be a smaller part of our business. Communications products are the lowest gross margin products produced today and going forward, our focus towards growth in non-communications markets will produce higher gross margins. ”

Mr. Brizel went on to state, “The manufacturing team shifted more than 70% of our molding production to our Shanghai location, which helped reduce costs and increase production capacity during this period. Primarily as a result of these efforts we have increased our gross margin from 10% during third quarter fiscal 2006 to 25% during third quarter fiscal 2007. Also, we improved SG&A as a percentage of sales from 38% in third quarter fiscal 2006 to 33% for third quarter fiscal 2007. To accelerate the overall profitability of the business we are reducing our SG&A expense and will be reducing the number of personnel and expenses in this area. Also, our executives and board members have began taking a temporary reduction in compensation in April 2007 as part of this move towards better bottom line results.”

“As a result of establishing a launching point for new products and production in Shanghai, the Company is now engaging in new growth opportunities in Asia. This includes hiring additional personnel in sales, marketing and engineering to support the business. We expect these efforts to deliver results within fiscal 2008,” Mr. Brizel concluded.

Additional information concerning the Company and its products can be found at the Company’s web site at www.lightpath.com.

Webcast Details:
LightPath plans to hold an audio webcast at 3:00 p.m. EDT on May 15, 2007 to discuss details regarding the company's performance for the third quarter and nine months of fiscal 2007. The session may be accessed at www.lightpath.com. A transcript archive of the webcast will be available for viewing or download on our web site shortly after the call is concluded.

LightPath manufactures optical products, including precision molded aspheric optics, precision molded infrared optics, GRADIUM® glass products, proprietary collimator assemblies, isolators utilizing proprietary automation technology, higher-level assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the Nasdaq Capital Market under the symbol "LPTH." Investors are encouraged to go to LightPath's website for additional financial information.

Contact: Dorothy Cipolla, CFO
LightPath Technologies, Inc. (407) 382-4003
Internet: www.lightpath.com

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission

LIGHTPATH TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Operations

	Three months ended March 31,		Nine months ended March 31,
	2007	2006	2007	2006
Product sales, net	$2,899,602	$3,106,674	$11,075,237	$8,762,956
Cost of sales	2,177,375	2,798,070	8,079,957	7,158,826
Gross margin	722,227	308,604	2,995,280	1,604,130
Operating expenses:
Selling, general and administrative	945,021	1,183,390	3,504,196	3,386,073
New product development	289,254	261,858	830,733	761,681
Amortization of intangibles	8,217	8,216	24,651	51,318
Gain on sales of assets	-	-	-	(9,134)
Total costs and expenses	1,242,492	1,453,464	4,359,580	4,189,938
Operating loss	(520,265)	(1,144,860)	(1,364,300)	(2,585,808)
Other income
Interest expense	(11,041)	(6,555)	(33,957)	(12,739)
Other	11,708	33,670	79,457	55,036
Net loss	$(519,598)	$(1,117,745)	$(1,318,800)	$(2,543,511)
Loss per share (basic and diluted)	$(0.12)	$(0.29)	$(0.29)	$(0.68)
Number of shares used in per share calculation	4,506,230	3,826,560	4,497,081	3,739,283

LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheets

Assets	(unaudited) March 31, 2007	June 30, 2006
Current assets:
Cash and cash equivalents	$1,882,030	$3,763,013
Trade accounts receivable, net of allowance of $48,240 at March 31, 2007 and $85,800 at June 30, 2006	1,868,386	1,891,024
Inventories	1,712,932	1,876,793
Prepaid expenses and other assets	283,879	145,349
Total current assets	5,747,227	7,676,179
Property and equipment - net	1,535,490	1,172,651
Intangible assets - net	240,822	265,473
Other assets	62,109	59,731
Total assets	$7,585,648	$9,174,034
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,056,753	$1,668,683
Accrued liabilities	280,472	236,501
Accrued payroll and benefits	335,934	514,424
Notes Payable, current portion	166,645	270,710
Capital lease obligations, current portion	15,752	14,255
Total current liabilities	1,855,556	2,704,573

Capital lease obligation, excluding current portion	27,929	39,937
Notes payable, excluding current portion	319,402	—
Total liabilities	2,202,887	2,744,510

Stockholders’ equity:
Common stock: Class A, $.01 par value, voting; 34,500,000 shares authorized; 4,511,980 and 4,468,588 shares issued and outstanding at March 31, 2007 and June 30, 2006, respectively	45,120	44,686
Additional paid-in capital	196,336,324	196,064,721
Accumulated deficit	(190,998,683)	(189,679,883)
Total stockholders’ equity	5,382,761	6,429,524
Total liabilities and stockholders’ equity	$7,585,648	$9,174,034